                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Under Rule 14a-12
                          Commission file number: 0-14315

                 AEGIS COMMUNICATIONS GROUP, INC.
      -----------------------------------------------------------------------
              (Exact name of registrant as specified in its charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
           schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                            ------------------------

                        AEGIS COMMUNICATIONS GROUP, INC.
                            2000 PROXY STATEMENT AND
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD THURSDAY, MAY 4, 2000

                            ------------------------

                            Your vote is important.
     Please take a moment to read the information and instructions inside.

Dear Stockholder,

    Please come to our annual stockholders' meeting on Thursday, May 4, 2000. After we vote on this year's proposals, you will have the opportunity to ask questions and make comments.

    Enclosed with this proxy statement is our 1999 Annual Report. As you will see in our Annual Report, we believe that we are making some significant and positive changes in our business. We are also making positive changes in the way we communicate with you. This year's proxy statement is written in "plain English." We hope you find it easier to read and understand. We welcome your comments on our new communications efforts.

    Because we are always looking for new ways to bring value to our stockholders, we are also introducing telephone voting and Internet voting, for this year's annual meeting, in addition to the usual method of voting by mail. We hope you find these simplified procedures useful.

    PLEASE NOTE THAT CERTAIN EXISTING STOCKHOLDERS HOLDING MORE THAN FIFTY PERCENT OF THE VOTING STOCK OF THE COMPANY HAVE INDICATED THAT THEY INTEND TO VOTE IN FAVOR OF THE PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING. AS A RESULT, THE RECEIPT OF THE REQUIRED APPROVALS IS NOT PRACTICALLY IN DOUBT.

    We hope to see you at the annual meeting.

                                          Sincerely,

                                          /s/ John R. Birk
     ---------------------------------------------------------------------------

                                          John R. Birk

                                          CHAIRMAN OF THE BOARD

Irving, Texas
April 14, 2000

                        AEGIS COMMUNICATIONS GROUP, INC.
                       7880 BENT BRANCH DRIVE, SUITE 150
                              IRVING, TEXAS 75063

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 4, 2000

                            ------------------------

    Your vote is important.

    Please vote early even if you plan to attend the meeting. See page 5 for instructions on voting by mail, telephone or Internet.

    We will hold this year's annual stockholders' meeting on Thursday, May 4, 2000 at 11:00 a.m., local time, at the Grapevine Convention Center, 1209 South Main Street, Grapevine, Texas 76051. At the meeting, we will ask you to consider and vote on:

    - the election of the members of our Board of Directors,

    - an amendment to the Company's 1998 Stock Option Plan to increase the number of options available for grant under the Plan and to increase the annual limit on the number of option shares issuable to an individual executive officer under the Plan, and

    - the ratification of our Board of Directors' selection of PricewaterhouseCoopers LLP as our independent auditors for 2000.

    We will also discuss and take action on any other business that is properly brought before the meeting. If you were a stockholder on March 24, 2000, you are entitled to vote on the proposals to be considered at this year's meeting. We look forward to hearing from you.

                                          By order of the Board of Directors,

                                          /s/ Jerry L. Sims, Jr.
     ---------------------------------------------------------------------------
                                          Jerry L. Sims, Jr.,
                                          CORPORATE SECRETARY

Irving, Texas
April 14, 2000

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS:

Why did I receive this proxy statement?.....................      3

I may have received more than one proxy statement. Why?.....      3

What will occur at the annual meeting?......................      3

How many votes are necessary to elect the nominees for
  director?.................................................      4

What if a nominee is unwilling or unable to stand for
  election?.................................................      4

How many votes are necessary to approve the proposed
  amendment to our 1998 Stock Option Plan?..................      4

How many votes are necessary to ratify the selection of
  PricewaterhouseCoopers LLP as independent auditors for
  fiscal year 2000?.........................................      5

How do I vote if I'm not planning to attend the annual
  meeting?..................................................      5

What if I want to change my vote?...........................      5

How do I raise an issue for discussion or vote at next
  year's annual meeting?....................................      5

What if my shares are in a brokerage account and I don't
  vote?.....................................................      6

How much will this solicitation cost and who is paying for
  it?.......................................................      6

Where can I find the voting results of the meeting?.........      6

MORE ABOUT THE PROPOSALS:

Proposal 1: Election of Directors...........................      7

Proposal 2: Approval of an amendment to the Company's 1998
  Stock Option Plan to increase the number of options
  available for grant under the Plan and increase the annual limit on the number of option shares issuable to an
  individual executive officer under the Plan...............      8

Proposal 3: Ratification of PricewaterhouseCoopers LLP as
  independent auditors......................................     10

OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION:

Who are our executive officers, directors and nominees for
  director?.................................................     11

How much stock do our executive officers, directors,
  nominees for director and principal stockholders own?.....     14

Security Ownership of Certain Beneficial Owners and
  Management................................................     15

How do our Board and its Committees work?...................     18

How are Board members paid?.................................     20

How do we pay our executive officers?.......................     20

Summary Compensation Table..................................     22

Certain Relationships and Transactions......................     27

Stock Price Performance Graph...............................     29

Other Matters and Annual Reports............................     29

Tax Information about Our 1998 Stock Option Plan............    A-1

                             QUESTIONS AND ANSWERS

WHY DID I RECEIVE THIS PROXY STATEMENT?

    On April 14, 2000, we began mailing this proxy statement to everyone who was a stockholder as of March 24, 2000. We prepare a proxy statement each year to let our stockholders know when and where we will hold our annual stockholders' meeting. More importantly, this proxy statement:

    - includes detailed information about the matters that will be discussed and voted on at the meeting, and

    - provides you with updated information about our company that you will need to consider in order to make an informed decision at the meeting.

I MAY HAVE RECEIVED MORE THAN ONE PROXY STATEMENT. WHY?

    Your shares are probably registered differently or are in more than one account. Please vote for each proxy that you received.

WHAT WILL OCCUR AT THE ANNUAL MEETING?

    First, we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be "present" at the meeting if the stockholder:

    - is present in person, or

    - is not present in person but has voted by proxy card, telephone or Internet prior to the meeting.

    Again, please note that certain existing stockholders holding more than fifty percent of the voting stock of the Company have indicated that they intend to be present at the meeting, in person or by proxy, and, as a result, there should be enough stockholders present to conduct business.

    Our classes of capital stock include common stock, one series of convertible preferred stock outstanding that is entitled to vote on an as-converted basis, and three series of non-voting convertible preferred stock. The following table indicates, as of March 30, 2000, the number of issued and outstanding shares of each class of capital stock and each class' associated voting power:

                                                       ISSUED AND    AS-CONVERTED
                                                       OUTSTANDING   VOTING POWER
                                                       -----------   ------------
Common Stock.........................................  51,799,616     51,799,616
Series B Preferred Stock.............................      29,778             --
Series D Preferred Stock.............................      83,206             --
Series E Preferred Stock.............................      47,381             --
Series F Preferred Stock.............................      46,750     47,021,242
                                                                      ----------
  Total Votes Eligible...............................                 98,820,858

    A majority of shares of common stock, including, for this purpose, the shares of common stock issuable upon conversion of the Series F Preferred Stock, must be represented at the meeting, and accordingly, the holders of at least 49,410,930 "votes" must be present to conduct the meeting. Our two largest shareholders hold a sufficient number of shares of common stock and Series F Preferred Stock to constitute a quorum and have informed us they intend to be present at the meeting. Both have also indicated that they intend to vote in favor of the proposals to be considered at the meeting. Accordingly, the receipt of the required approvals is not practically in doubt.

    If there are enough stockholders present at the meeting, then we will vote on:

    - a proposal to elect Dean Anderson, John R. Birk, Edward Blank, Robert D. Denious, Henry L. Druker, Peter D. Fitzsimmons, Frederic V. Malek, Kevin
      J. Prokop, Michael G. Santry, Hugh E. Sawyer, Paul G. Stern and David M. Wathen as members of our Board of Directors, and

    - a proposal to increase the number of shares of common stock reserved for issuance and to increase the annual limit on the number of option shares issuable to an individual executive officer under our 1998 Stock Option Plan, and

    - a proposal to ratify our Board of Directors' selection of PricewaterhouseCoopers LLP as our independent auditors for 2000.

    On each proposal, holders of Common Stock are entitled to one vote for each share of Common Stock they own, and holders of Series F Preferred Stock are entitled to one vote per each share of Common Stock that the Series F Preferred Stock is convertible into as of March 30, 2000. The holders of Series B, D and E Preferred Stock are not entitled to vote on the matters to be considered at this meeting. Cumulative voting is not permitted. (With cumulative voting a stockholder may cast as many votes for directors as the stockholder has shares of stock multiplied by the number of directors to be elected. In this type of voting, the stockholder may cast all his votes for one or more but fewer than all the directors on the slate of nominees, thus promoting minority representation on the board.)

    Our Board of Directors has approved each of the proposals and is now soliciting your vote on the proposals. After each proposal has been voted on at the meeting we will discuss and take action on any other matter that is properly brought before the meeting.

THE MEMBERS OF THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE FOR EACH OF THE PROPOSALS.

HOW MANY VOTES ARE NECESSARY TO ELECT THE NOMINEES FOR DIRECTOR?

    The twelve nominees receiving the highest number of "yes" votes will be elected as directors. This number is called a "plurality."

WHAT IF A NOMINEE IS UNWILLING OR UNABLE TO STAND FOR ELECTION?

    Each of the persons nominated for election has agreed to stand for election. However, if unexpected events arise which cause any of them to be unable to stand for election, then either:

    - the Board of Directors can vote at the meeting to reduce the size of the Board of Directors, or

    - the Board of Directors may, during the meeting, nominate another person for director.

    It is important for you to understand that if our Board of Directors nominates someone at the meeting, then the person to whom you have given your proxy will be able to use his or her discretion to vote on your behalf for the candidate of his or her choice.

    Our transfer agent, Harris Bank, will count the votes and act as inspector of election.

HOW MANY VOTES ARE NECESSARY TO APPROVE THE PROPOSED AMENDMENT TO OUR 1998 STOCK
  OPTION PLAN?

    The holders of a majority of the shares having voting power present at the meeting (in person or by proxy) must vote for this proposal in order for it to pass. On this proposal, you may vote "for," "against" or "abstain." If you "abstain," your ballot will have the practical effect of a vote against the matter, because abstaining shares are counted as shares with voting power present at the meeting.

    In connection with the Company's appointment of Hugh E. Sawyer as its President and Chief Executive Officer, effective April 17, 2000, and the granting of certain stock options to Mr. Sawyer (see

"Employment Agreements"), certain existing stockholders holding more than fifty percent of the voting stock of the Company have agreed in writing to approve the proposed amendment to our 1998 Stock Option Plan.

HOW MANY VOTES ARE NECESSARY TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS
  LLP AS INDEPENDENT AUDITORS?

    The Board of Directors has responsibility for selection of our independent auditors. Stockholder ratification is not required. However, the Board of Directors is soliciting your opinion regarding the selection of PricewaterhouseCoopers LLP. The Board of Directors plans to take your opinion into account in selecting our independent auditors for 2000.

HOW DO I VOTE IF I'M NOT PLANNING TO ATTEND THE ANNUAL MEETING?

    There are three ways to vote if you do not attend and vote at the meeting. You may either:

    - mark your selections on the enclosed proxy card; date and sign the card; and return the card in the enclosed envelope,

    - dial toll-free 1-877-276-6004; enter your control number (found on your proxy card) and follow the voice prompts, or

    - go to the web-site WWW.HARRISBANK.COM/WPROXY; enter your control number (found on your proxy card) and follow the simple instructions on the screen.

    Please understand that voting by any means other than voting in person at the meeting has the effect of appointing John R. Birk, our Chairman of the Board, and Jerry L. Sims, Jr., our Corporate Secretary, as your proxies. They will be required to vote on the three proposals described in this proxy statement exactly as you have voted. However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Birk and Mr. Sims will be authorized to use their discretion to vote on such issues on your behalf.

    We encourage you to vote now (by mail, telephone or Internet) even if you plan to attend the meeting in person. You may change your vote in writing or orally at the meeting. Your vote by mail, telephone or Internet is completely confidential.

WHAT IF I WANT TO CHANGE MY VOTE?

    You can revoke your vote on a proposal any time before the meeting for any reason. To revoke your proxy before the meeting, either:

    - write to our Corporate Secretary at 7880 Bent Branch Drive, Suite 150, Irving, Texas 75063, or

    - vote again, either by telephone or Internet (the last vote before the meeting begins will be counted).

    You may also come to the meeting and change your vote in writing or orally.

HOW DO I RAISE AN ISSUE FOR DISCUSSION OR VOTE AT NEXT YEAR'S ANNUAL MEETING?

    If you would like your proposal to be included in next year's proxy statement, you must submit it to our Corporate Secretary in writing by no later than December 4, 2000. We will include your proposal in our next annual proxy statement if it is a proposal that we would be required to include in our proxy statement pursuant to the rules of the Securities and Exchange Commission.

    You may write to our Corporate Secretary at our principal executive offices at 7880 Bent Branch Drive, Suite 150, Irving, Texas 75063. If a stockholder raises a matter at the meeting that requires a stockholder vote, the person to whom you have given your proxy will use his or her discretion to vote on the matter on your behalf.

    According to our bylaws, unless a different vote is required by law, the approval of any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting (whether in person or by proxy).

WHAT IF MY SHARES ARE IN A BROKERAGE ACCOUNT AND I DON'T VOTE?

    If your shares are in a brokerage account and you do not vote, your brokerage firm could:

    - vote your shares, if it is permitted by the rules of the New York Stock Exchange, or

    - leave your shares unvoted.

    Generally, New York Stock Exchange rules will permit your broker to vote your shares on our proposals regarding the election of directors, the amendment to the 1998 Stock Option Plan, and the ratification of PricewaterhouseCoopers LLP. Under applicable law, if a broker has not received voting instructions with respect to certain shares and gives a proxy for those shares, but does not vote the shares on a particular matter, those shares will be treated as not affecting the outcome of the vote with respect to that matter. Any stockholder that is present at the Meeting, either in person or by proxy, but who abstains from voting, will still be counted for purposes of determining whether a quorum exists.

HOW MUCH WILL THIS SOLICITATION COST AND WHO IS PAYING FOR IT?

    We have engaged Harris Bank, our transfer agent, to assist in the simple distribution of proxy materials, but we do not expect to pay any third parties to solicit proxies. We expect to pay Harris Bank a fee of approximately $5,000 and out-of-pocket expenses in return for distribution services. We will also pay all other costs associated with this proxy statement and any solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of our Common Stock.

WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

    We will announce voting results at the meeting and will publish them in our quarterly report on Form 10-Q for the second quarter of 2000. We will file that report with the Securities and Exchange Commission, and you can get a copy by contacting either our Investor Relations office at (972) 830-1290 or the Securities and Exchange Commission at 800/SEC-0330 or WWW.SEC.GOV. If you sign your proxy card, but do not specify how you want to vote on a proposal, then your shares will be voted FOR that proposal.

                            MORE ABOUT THE PROPOSALS

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

    We will vote on the election of the members of the Board of Directors at the Annual Meeting. Currently, each director serves until the next annual meeting of the Company's stockholders and until the director's successor is duly elected and qualified.

    The nominees for election to the Board are Dean Anderson, John R. Birk, Edward Blank, Robert D. Denious, Henry L. Druker, Peter D. Fitzsimmons, Frederic
V. Malek, Kevin J. Prokop, Michael G. Santry, Hugh E. Sawyer, Paul G. Stern and David M. Wathen.

    For biographical and other information regarding the nominees for director, please see "Who are our executive officers, directors and nominees for director?"

    OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

                                   PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1998 STOCK OPTION PLAN TO INCREASE THE
  NUMBER OF OPTIONS AVAILABLE FOR GRANT UNDER THE PLAN AND INCREASE THE ANNUAL LIMIT ON THE NUMBER OF OPTION SHARES ISSUABLE TO AN INDIVIDUAL EXECUTIVE OFFICER
                                UNDER THE PLAN.

BACKGROUND

    The plan allows for grants of stock options (incentive or non-qualified) to key employees, consultants, officers, and directors of Aegis Communications Group, Inc. and the subsidiaries that it controls. The plan was adopted as the ATC Communications Group, Inc. Stock Option Plan by our Board of Directors in April 1998 and approved by our stockholders at our 1998 annual meeting. The plan has since been renamed the Aegis Communications Group, Inc. 1998 Stock Option Plan. The Compensation Committee of our Board of Directors or the Board of Directors may amend or discontinue the plan at any time subject to restrictions set forth in the plan. Except in limited circumstances, no amendment or discontinuance may adversely affect any previously granted stock option award without the consent of the recipient of that award. Stockholder approval is required for some amendments, to the extent required by the Internal Revenue Code, applicable exchange rules and the plan itself. Stockholder approval is required by the plan if the number of shares issuable under the plan is increased, the class of eligible employees is changed or the annual limits on the number of stock options granted to an executive officer is changed. The Board of Directors has already approved amending the plan to increase the total number of shares available under the plan and to increase the annual limit on the number of stock options which may be granted to an individual executive officer under the plan. As required by the plan, the Board of Directors is submitting this amendment to the stockholders for your approval.

REASONS FOR PROPOSAL

    We believe that granting stock options to our key employees, officers and directors is an effective way to:

    - attract and retain the best available personnel for positions of substantial responsibility, and

    - to provide incentives to such personnel to promote the success of our business.

    We have successfully used stock options to attract and retain directors, officers, consultants and key employees in the past and the Board of Directors has determined that it is in the best interest of Aegis to continue offering this incentive.

    As of March 30, 2000, there were options to purchase 7,010,281 shares of common stock outstanding under the plan (which number includes the grant to Hugh E. Sawyer described below); 416,719 shares currently remain available for issuance under the plan. Our Board of Directors believes that the number of shares of common stock reserved for issuance under the plan should be increased from 7,500,000 shares to 9,000,000 shares to ensure that sufficient shares are available under the plan to reward and motivate existing employees and to attract new employees in the future. Further, our Compensation Committee believes that the annual limit on the number of options which may be granted to an executive officer should be increased from options covering 1,500,000 shares of our common stock to options covering 3,000,000 shares of our common stock. In connection with the Board's appointment of Hugh E. Sawyer as our new President and Chief Executive Officer effective as of April 17, 2000, the Board granted Mr. Sawyer options to purchase 3,000,000 shares of Common Stock, 1,500,000 of which are subject to stockholder approval of the proposed increase in the annual limit on the number of stock options that may be granted to an individual executive officer. The total number of shares available for issuance upon the exercise of options is increased on each January 1 by the same percentage that the total number of outstanding shares of common stock increased during the preceding year, if such percentage is positive. The annual limit on option grants to executive officers does not automatically increase. Shares subject to options that are canceled, terminated or forfeited become immediately available for re-issuance under the plan.

ABOUT OUR STOCK OPTION PLAN

    - The plan is administered and generally interpreted by the Compensation Committee of our Board of Directors.

    - In considering your vote, please remember that our officers and directors are eligible for grants and awards under the plan. Also, you should note that if this Proposal 2 is approved, the aggregate number of shares of common stock with respect to which options may be granted to any single executive officer in any one calendar year will increase from 1,500,000 to 3,000,000. Subject to stockholder approval of Proposal 2, options to purchase 1,500,000 of the 3,000,000 shares of Common Stock granted to Hugh
      E. Sawyer, who will join Aegis as our President and Chief Executive Officer effective as of April 17, 2000, will become effective.

    - Each stock option granted under the plan will be evidenced by a stock option agreement containing the terms and provisions approved by the Compensation Committee. The per share price of each stock option is determined by the Compensation Committee, but will in no event be less than the fair market value of our common stock at the time the stock option is granted. As of March 30, 2000, the closing sale price of the common stock as reported by the NASD's Electronic Bulletin Board was $1.75. Option exercise prices may be paid in cash or at our option, in shares of common stock or any other consideration we determine consistent with the plan's purpose. The Compensation Committee may, but is not obligated, to make available to a plan participant, on the terms the Compensation Committee specifies, financing for the purchase of shares upon the exercise of stock options.

    - The Compensation Committee determines the period of time over which stock options will vest. Generally, if a participant dies or becomes disabled, all vested options may be exercised at any time within one year or the remaining term of the stock option, whichever is less. If the participant's employment is terminated for any other reason, he or she must exercise any vested options within three months following termination or the remaining term of the stock option, whichever is less. The Compensation Committee has the discretion to increase or lessen the time period following termination in which vested options must be exercised. The Board of Directors has discretion at the time of grant or at any time prior to or upon the occurrence of a change of control or potential change of control of Aegis, to provide in whole or in part for the accelerated exercisability of each option outstanding at the time of such change of control.

    - Incentive stock options must comply with certain requirements imposed by the Internal Revenue Code, including that the exercise price may not be less than the fair market value of the price of our common stock on the grant date. Incentive stock options may not be exercisable after the expiration of ten years from the date of grant.

    - See Annex A to this proxy statement for tax information about the plan.

    OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE INCREASE IN THE NUMBER OF SHARES AVAILABLE UNDER OUR 1998 STOCK OPTION PLAN.

                                   PROPOSAL 3

       RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS

    Our Board of Directors, upon the recommendation of our Audit Committee, has selected PricewaterhouseCoopers LLP to serve as our independent auditors for the 2000 fiscal year. The same firm audited the Company's financial statements for the fiscal year ended December 31, 1999. The Board is soliciting your ratification of that selection.

    A representative of PricewaterhouseCoopers LLP is expected to be present at the Aegis Annual Meeting. The representative will have the opportunity to make a statement, if he or she so desires, and will be available to answer appropriate questions of stockholders.

    Your ratification of our Board of Directors' selection of PricewaterhouseCoopers LLP is not necessary because our Board has responsibility for selection of our independent auditors. Nevertheless, if the selection of PricewaterhouseCoopers LLP is not ratified, the Board will select different independent auditors for the 2000 fiscal year.

    OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS AEGIS' INDEPENDENT AUDITORS FOR THE 2000 FISCAL YEAR.

            OTHER INFORMATION YOU NEED TO MAKE AN INFORMED DECISION

WHO ARE OUR EXECUTIVE OFFICERS, DIRECTORS AND NOMINEES FOR DIRECTOR?

    Each director serves for a term of one year or until our next annual meeting of stockholders and until the director's successor is duly elected. Our executive officers serve at the Board's discretion. There is no family relationship among any of our executive officers, directors or nominees for director. Our current directors and executive officers are as follows:

NAME                        AGE         POSITION WITH THE COMPANY OR SUBSIDIARIES         SINCE
----                      --------   -----------------------------------------------  --------------
John R. Birk +..........     48      Chairman of the Board                                 May 1999

Stephen A. McNeely......     53      President and Chief Executive Officer and          August 1997
                                     Director

Thomas J. Flynn.........     48      President of Elrick & Lavidge Marketing           October 1998
                                     Research division

Richard M.                                                                               March 1999
  Interdonato...........     51      Executive Vice President of Teleservices
                                     Operations and Chief Operations Officer

Donald L. Jones.........     51      Executive Vice President of Sales and Marketing     March 2000

Jerry L. Sims, Jr.......     38      Senior Vice President of Finance and Corporate      March 1997
                                     Secretary

Dean Anderson *.........     34      Director                                         December 1999

Edward Blank +..........     64      Director                                             July 1998

Robert D. Denious *.....     38      Director                                         December 1999

Henry L. Druker *.......     46      Director                                         December 1999

Peter D. Fitzsimmons                                                                  December 1999
  *.....................     42      Director

Michael D. Madden.......     51      Director                                         December 1999

Frederic V. Malek +.....     63      Director                                             July 1998

Kevin J. Prokop *.......     31      Director                                         December 1999

Michael G. Santry +.....     51      Director                                         February 1986

Hugh E. Sawyer +........     46      Director Nominee                                 Not applicable

Paul G. Stern +.........     60      Director                                             July 1998

David M. Wathen *.......     47      Director Nominee                                 Not applicable

------------------------

+  THAYER-DESIGNATED DIRECTOR NOMINEE; * QUESTOR-DESIGNATED DIRECTOR NOMINEE

    JOHN R. BIRK was elected as Chairman of the Board of the Company in May 1999. Since February 1996, Mr. Birk has been an operating executive with Evercore Partners, Inc., which, in addition to making private equity investments, provides merger, acquisition and strategic restructuring advice to Fortune 500 companies. In 1995, Mr. Birk became President of Ideon Group, Inc. following Ideon's acquisition of Wright Express Corp., where he was President, CEO and a director from 1992 through 1995. From 1988 to 1992, Mr. Birk was President, COO and a director of ADVO, Inc., a publicly-traded direct mail and marketing services company. Prior to that, he served in a variety of senior executive positions with Sprint, Inc. including Group President--Western Group, President--US Sprint Northeast Division, and President of US Telecom Communications Services Co. Mr. Birk also has held executive and management positions with MCI, the Pepsi Cola Company and Procter & Gamble. Mr. Birk is a past Chairman of National Leisure Group, Inc. and Wright Express Corp. He currently serves on the boards of Specialty Products & Insulation Co., and T. O. Richardson Mutual Funds.

    STEPHEN A. MCNEELY has been President, Chief Executive Officer and a Director of the Company since August 1997. Mr. McNeely has resigned as President, Chief Executive Officer and a Director of the Company effective
April 17, 2000. The Company expects Mr. McNeely to continue serving as a Senior Consultant to the Company through December 31, 2000. Prior to joining the Company, between June 1996 and August 1997, he was President and CEO of Keystone Communications Group, the leading U.S. provider of worldwide broadcast services. From 1995 to 1996, Mr. McNeely was President and CEO of PMG Equities, Inc. From 1991 to 1995, he was President and CEO of Patrick Media Group, Inc. Mr. McNeely has held the position of President and CEO in the automotive industry as well, with companies such as GE Capital Resale Service (GECARS) (from 1989 to 1991) and Tenneco Automotive Retail Services (a division of Tenneco Automotive, Inc.) (from 1987 to 1989). In addition, Mr. McNeely held a wide variety of senior management positions with Exxon Corporation from 1968 to 1985. Mr. McNeely currently sits on the boards of directors of the Advertising Council and the Direct Marketing Association, and is the Campaign Director for the Coalition of Organ and Tissue Donation.

    THOMAS J. FLYNN joined the Company as President of its Elrick & Lavidge Marketing Research division in October 1998. Prior to joining Elrick & Lavidge, Mr. Flynn was Senior Vice President of ICR Survey Research, Inc. from
January 1998 to October 1998. From 1996 through 1997, he was Senior Vice President and Director of International Syndicated Research for Opinion Research Corporation. Prior to that, Mr. Flynn was Chief Operating Officer and Managing Partner of Yankelovich Partners, Inc. from 1992 to 1996.

    RICHARD M. INTERDONATO joined the Company as Executive Vice President of Teleservices Operations and Chief Operations Officer in March 1999. From 1996 through 1998, Mr. Interdonato was Principal of RMI Associates, Inc., which provided management consulting services, including strategic planning, product development and the expansion of business opportunities, to companies including American Express, Fidelity Investments, PageNet and Credentials International. From 1994 through 1996, Mr. Interdonato was Executive Vice President Operations for Safecard Services, Inc. From 1973 through 1992, he held a variety of positions of increasing responsibility with American Express Company including a position in which he lead the development of systems and operational structure to support the launch of the Optima Card in the U.S. as well as the Gold Card in Tokyo, Japan.

    DONALD L. JONES joined the Company as Executive Vice President of Sales and Marketing in March 2000. From 1996 to 2000, Mr. Jones was Vice President at Cap Gemini America, Inc., a provider of information technology and management consulting services. From 1994 to 1996, Mr. Jones was Vice President of Business Development for Transaction Strategies, Inc. From 1979 to 1994, Mr. Jones served in a variety of management roles with Digital Equipment Corporation including U.S. Sales Manager for Small and Mid-Sized Enterprises and Director of Sales for the Americas' Components Products Group.

    JERRY L. SIMS, JR. has served as the Company's Senior Vice President of Finance since March 1997. Effective March 31, 2000, Mr. Sims became the Company's principal financial officer until such time as a permanent Chief Financial Officer is appointed. Mr. Sims' has also been Corporate Secretary since February 1994. From 1985 to 1997, Mr. Sims held various management positions with Aegis.

    DEAN ANDERSON has been a Vice President of Questor Management Company and Questor Management Company (Delaware) (collectively, "Questor Management") since January 1998 and was an Associate of Questor Management from December 1995 to December 1997. From April 1994 to December 1995, Mr. Anderson was an Associate with Jay Alix & Associates, where he specialized in mergers and acquisitions and corporate finance. Previously, he was a Senior Associate in the restructuring and bankruptcy group of Coopers & Lybrand L.L.P. in New York.

    EDWARD BLANK, former Vice Chairman and founder of IQI, Inc. is one of the pioneers of the telemarketing industry. He founded IQI's predecessor company in 1968, and, under his direction, IQI grew to be one of the largest telemarketers in the U.S. Prior to establishing IQI, Mr. Blank was associated with Litton Industries, Benton & Bowles Advertising and NBC in senior marketing research capacities.

    ROBERT D. DENIOUS has been a Managing Director of Questor Management since March 1999. From September 1988 to March 1999, Mr. Denious was an Associate and then Partner at the Philadelphia-based law firm of Drinker Biddle & Reath LLP, where he specialized in mergers and acquisitions, financings and private equity and venture capital investments.

    HENRY L. DRUKER has been a Principal of Questor Management since
January 1999. Questor Management manages Questor Partners Fund, L.P. and Questor Partners Fund II, L.P., private equity investment funds. Mr. Druker was a Managing Director of Questor Management Company (Delaware) from 1995 to
January 1999. Prior to joining Questor Management, Mr. Druker was a Principal with Jay Alix & Associates, a turnaround and crisis management firm and affiliate of Questor Management, from 1992 to 1995. Previously, he held positions as an Associate in corporate finance at Goldman, Sachs & Co., a Managing Director and head of the leveraged buyout group at L.F.
Rothschild, Inc. and a Partner in the New York office of Toronto-based merchant bank Gordon Capital.

    PETER D. FITZSIMMONS has been a Principal of Jay Alix & Associates since November 1997. Prior to joining Jay Alix & Associates as a Senior Associate in November 1995, Mr. Fitzsimmons was a Senior Manager with Ernst & Young, LLP's Restructuring Consulting Group from August 1990 through October 1995.

    MICHAEL D. MADDEN has been a Principal of Questor and Questor Management since March 1999. Prior to joining Questor, from August 1996 to March 1999,
Mr. Madden was an Executive Director of Beacon Group Holdings L.L.C., a New York merchant banking and financial advisory firm specializing in principal transactions involving the natural resources, healthcare and financial services industries. Previously, Mr. Madden was Vice Chairman of PaineWebber Incorporated where, along with his board of directors' and executive committee duties, he led the firm's Global Investment Banking Group from December 1994 through
December 1995. Prior to joining PaineWebber, he served as Executive Managing Director responsible for Global Origination at Kidder, Peabody & Co. Previously he was Co-head of Worldwide Investment Banking at Lehman Brothers. Mr. Madden also serves as Vice Chairman of COMFORCE Corporation, a provider of high-tech professional staffing, consulting and outsourcing services.

    FREDERIC V. MALEK has been a Director since July 1998. Mr. Malek founded Thayer Capital Partners in 1991 and co-founded Thayer Equity Investors III, L.P. ("Thayer Equity") in 1995. From 1989 to 1991, Mr. Malek was President and then Vice-Chairman of Northwest Airlines. Prior to that time, Mr. Malek served as President of Marriott Hotels and Resorts from 1980 to 1988. Mr. Malek currently serves as a director of American Management Systems, Inc., Automatic Data Processing Corp., CB Richard Ellis Services, Inc., FPL Group, Inc., Global Vacation Group, Inc., Manor Care, Inc., Northwest Airlines Corp., SAGA
Systems, Inc., and various PaineWebber mutual funds.

    KEVIN J. PROKOP has been an Associate of Questor Management since
January 1999. Prior to joining Questor Management, Mr. Prokop was an Associate with Jay Alix & Associates from December 1997 through December 1998. From
August 1995 to December 1997, he was an Associate and Engagement Manager at McKinsey & Company. Previously he was an Associate at Kleinwort Benson, Ltd. and First Chicago-NBD Capital Markets, where he worked on buyouts and middle market mergers and acquisitions.

    MICHAEL G. SANTRY has been a Director of the Company since February 1986 and served as Co-Chairman of our Board of Directors from September 1996 through May 1999. Mr. Santry previously held the positions of President and Chief Executive Officer of the Company from February 1986 through September 1996 and October 1997 through July 1998, and was Chief Financial Officer of the Company from February 1986 through September 1996. Mr. Santry founded Chartwell
Group, Inc., a Dallas based investment firm, in 1996 and has served as its chairman of the Board since that time. Since 1980, Mr. Santry has been President and a director of Lakewood Financial Consultants, Inc., a privately held corporation providing financial consulting services.

    HUGH E. SAWYER will join Aegis as President and Chief Executive Officer effective April 17, 2000. Mr. Sawyer most recently served as President of Allied Automotive Group, Inc., a subsidiary of Allied Holdings, Inc. From 1996 to 1999, Mr. Sawyer served as President and Chief Executive Officer of National Linen Service, a subsidiary of National Service Industries, Inc. From 1995 to 1996, he was President of the Cunningham Group. From 1988 to 1995, Mr. Sawyer served as President and Chief Operating Officer of Wells Fargo Armored Services Corp., a subsidiary of Borg Warner.

    PAUL G. STERN has been a Director of the Company since July 1998 and served as Co-Chairman of our Board of Directors from that time through May 1999.
Dr. Stern is a founding partner of Arlington Capital Partners, which was established in 1999, and he co-founded Thayer Equity Investors III, L.P. in 1995. Prior to that, Dr. Stern was a Special Limited Partner at Forstmann Little & Co. From 1989 until 1993, Dr. Stern served as the Chairman and CEO of Northern Telecom Ltd. Prior to that time, Dr. Stern served as President and Chief Operating Officer of Burroughs (later Unisys) Corporation, Corporate Vice President and later President of Commercial Electronics Operations at Rockwell International Corporation and Chairman and Chief Executive Officer of Braun AG in Germany. Dr. Stern serves on the Board of Directors of Dow Chemical Company, e-Plus, Inc., SAGA Systems, Inc., and Whirlpool Corporation.

    DAVID M. WATHEN has been a Principal of Questor Management since
January 2000. Prior to joining Questor Management, from October 1997 through December 1999, Mr. Wathen served as Senior Vice President and Group Executive of Eaton Corporation, where he had primary responsibility for Eaton's electrical businesses, comprised of Cutler-Hammer and the former Westinghouse electrical business. From April 1996 through October 1997, Mr. Wathen was president of AlliedSignal's Friction Materials Division, and from January 1992 through
April 1996, Mr. Wathen was president of several divisions of Emerson Electric. Mr. Wathen began his career at General Electric in 1978 and left GE to join Emerson Electric in 1990.

HOW MUCH STOCK DO OUR EXECUTIVE OFFICERS, DIRECTORS, NOMINEES FOR DIRECTOR AND
  PRINCIPAL STOCKHOLDERS OWN?

    Set forth below is information as of March 30, 2000 concerning:

    - each stockholder known by us to beneficially own more than 5% of any class of our voting securities;

    - each executive officer named in the Summary Compensation Table below, each director, each nominee for director; and

    - all directors and executive officers as a group.

    We based the percentage of ownership in the table on the following number of shares of capital stock:

    - 51,799,616 shares of outstanding Common Stock (this number excludes 761,000 shares of unretired common stock treasury stock held by the Company);

    - 83,206 shares of Series D Preferred Stock convertible into 4,160,310 shares of common stock;

    - 47,381 shares of Series E Preferred Stock convertible into 1,995,000 shares of common stock; and

    - 46,750 shares of Series F Preferred Stock convertible into 47,021,242 shares of common stock.

    We determine beneficial ownership based on the rules and regulations of the Securities and Exchange Commission. These rules require that we consider all shares of common stock that can be issued under convertible securities, warrants or options currently or within 60 days ("common stock equivalents") to be outstanding for the purpose of computing the percentage ownership of the person holding those securities, but do not consider those securities to be outstanding for computing the percentage ownership of any other person. Each owner's percentage is calculated by dividing the number of shares beneficially held by that owner by the sum of the number of shares of outstanding common stock, 51,799,616, and the number of shares that owner has the right to acquire within 60 days.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                      NUMBER OF
                                        COMMON
                                        SHARES      PERCENT    SERIES D    PERCENT    SERIES E    PERCENT    SERIES F    PERCENT
                                     BENEFICIALLY      OF      PREFERRED      OF      PREFERRED      OF      PREFERRED      OF
BENEFICIAL OWNER                        OWNED       CLASS(1)     STOCK     CLASS(1)     STOCK     CLASS(1)     STOCK     CLASS(1)
----------------                     ------------   --------   ---------   --------   ---------   --------   ---------   --------
Questor Partners Fund II, L.P. and
  its affiliates(2)(3).............   47,021,242      47.6%         --        0.0%         --        0.0%     46,750      100.0%
Dean Anderson(3)(4)(6).............   47,021,242      47.6%         --        0.0%         --        0.0%     46,750      100.0%
Robert D. Denious(3)(5)(6).........   47,021,242      47.6%         --        0.0%         --        0.0%     46,750      100.0%
Henry L. Druker(3)(4)(6)...........   47,021,242      47.6%         --        0.0%         --        0.0%     46,750      100.0%
Peter D. Fitzsimmons(3)(4)(6)......   47,021,242      47.6%         --        0.0%         --        0.0%     46,750      100.0%
Michael D. Madden(3)(4)(6).........   47,021,242      47.6%         --        0.0%         --        0.0%     46,750      100.0%
Kevin J. Prokop(3)(5)(6)...........   47,021,242      47.6%         --        0.0%         --        0.0%     46,750      100.0%
David M. Wathen(3)(5)(6)...........   47,021,242      47.6%         --        0.0%         --        0.0%     46,750      100.0%
Thayer Equity Investors III, L.P.
  and its affiliates(7)(8).........   32,480,382      49.8%     83,206      100.0%     35,365       74.6%         --        0.0%
Frederic V. Malek(6)(7)(8).........   32,480,382      49.8%     83,206      100.0%     35,365       74.6%         --        0.0%
Paul G. Stern(6)(7)(9).............   32,480,382      49.8%     83,206      100.0%     35,365       74.6%         --        0.0%
Edward Blank(6)(10)(11)............    4,330,431       8.2%         --        0.0%      6,800       14.4%         --        0.0%
ITC Service Company(12)............    3,086,322       5.9%         --        0.0%      5,216       11.0%         --        0.0%
William H. Scott, III(12)(13)......    3,086,322       5.9%         --        0.0%      5,216       11.0%         --        0.0%
Michael G. Santry(6)(14)(15).......    1,223,667       2.3%         --        0.0%         --        0.0%         --        0.0%
Stephen A. McNeely(6)(16)..........      984,924       1.9%         --        0.0%         --        0.0%         --        0.0%
Matthew S. Waller(17)..............      704,324       1.3%         --        0.0%         --        0.0%         --        0.0%
John R. Birk(6)(18)................      550,000       1.1%         --        0.0%         --        0.0%         --        0.0%
Richard Interdonato(19)............      210,000       0.4%         --        0.0%         --        0.0%         --        0.0%
Hugh E. Sawyer.....................       83,000       0.2%         --        0.0%         --        0.0%         --        0.0%
Robert B. Allen(20)................       39,600       0.1%         --        0.0%         --        0.0%         --        0.0%
Thomas J. Flynn(21)................       25,000       0.0%         --        0.0%         --        0.0%         --        0.0%
All executive officers and
  directors as a group (18
  persons)(22).....................   87,967,570      75.3%     83,206      100.0%     42,165       89.0%     46,750      100.0%

------------------------------

 (1) Reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission. Unless otherwise noted, the shareholders listed in the table have both sole voting power and sole dispositive power with respect to such shares, subject to community property laws where applicable and the information contained in the other footnotes to the table.

 (2) The address for Questor Partners Fund II, L.P. and its affiliates, Questor Side-by-Side Partners II, L.P. and Questor Side-by-Side Partners II 3(c)(1), L.P., is 3411 Silverside Rd., Wilmington, Delaware 19810.

 (3) Includes 47,021,242 shares issuable upon conversion of redeemable convertible preferred stock held by Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P. and Questor Side-by-Side Partners II 3(c)(1), L.P. (collectively "Questor"). Each of Messrs. Anderson, Denious, Druker, Fitzsimmons, Madden, Prokop and Wathen are members of Questor or its affiliates and may be deemed to be the beneficial owner of its shares and those of its affiliates. Messrs. Anderson, Denious, Druker, Fitzsimmons, Madden, Prokop and Wathen disclaim any such beneficial ownership. Questor's percentage of the number of common shares beneficially owned is calculated by dividing Questor's total number of shares beneficially held, 47,021,242, by the sum of Aegis' outstanding common stock, 51,799,616, and Questor's common stock equivalents, 47,021,242.

 (4) The address for Messrs. Anderson, Druker, Fitzsimmons and Madden is 575 Fifth Avenue, 21(st) Floor, New York, New York 10017.

 (5) The address for Messrs. Denious, Prokop and Wathen is 4000 Town Center, Suite 530, Southfield, Michigan 48075.

 (6) Director.

 (7) The address for Thayer Equity Investors III, L.P., its affiliates and
     Mr. Malek is 1445 Pennsylvania Ave., NW, Suite 350, Washington, DC 20004.

 (8) Includes (a) 18,906,369 shares owned by Thayer Equity, (b) 2,269,224 shares subject to warrants held by Thayer Equity and exercisable within 60 days,
     (c) 5,504,592 shares issuable upon conversion of convertible subordinated debt held by Thayer Equity, (d) 5,649,376 shares issuable upon conversion of convertible preferred stock held by Thayer Equity, (e) 207,413 shares owned by investors in Thayer Equity who may be deemed to be affiliates of Thayer Equity, and (f) 150,821 shares owned by TC Co-Investors, which may be deemed to be an affiliate of Thayer Equity. Each of Dr. Stern and Mr. Malek are members of the general partner of Thayer Equity, and may be deemed to be the beneficial owner of its shares and those of its affiliates. Dr. Stern and Mr. Malek disclaim such beneficial ownership. Thayer Equity's percentage of the number of common shares beneficially owned is calculated by dividing its total number of shares beneficially held, 19,057,170, by the sum of Aegis' outstanding common stock, 51,799,616, and Thayer Equity's common stock equivalents, 13,423,192.

 (9) The address for Dr. Stern is 600 New Hampshire Ave., NW, 6(th) Floor, Washington, D.C. 20037.

 (10) The address for Mr. Blank is 1250 Broadway, 37(th) Floor, New York, New York 10001.

 (11) Includes (a) 2,939,671 shares owned by Mr. Blank, (b) 330,403 shares subject to warrants held by Mr. Blank and exercisable within 60 days,
      (c) 231,417 shares issuable upon conversion of convertible preferred stock held by Mr. Blank, (d) 695,818 shares owned by the Trust created under Article Fourth of the Edward Blank 1995 Grantor Retained Annuity Trust (the "Blank Trust"), (e) 78,238 shares subject to warrants exercisable within 60 days held by the Blank Trust, and (f) 54,884 shares issuable upon conversion of convertible preferred stock held by the Blank Trust. Mr. Blank's wife is the trustee of the Blank Trust and therefore
      Mr. Blank may be deemed to beneficially own its shares. Mr. Blank disclaims such beneficial ownership.

 (12) The address for ITC Service Company and Mr. Scott is 3300 20(th) Avenue, P.O. Box 20, Valley, Alabama 36854.

 (13) Includes (a) 2,788,208 shares owned by ITC Service Company ("ITC"), for which Mr. Scott serves as President, (b) 78,482 shares subject to warrants held by ITC and exercisable within 60 days, and (c) 219,632 shares issuable upon conversion of convertible preferred stock held by ITC.
      Mr. Scott disclaims any and all beneficial ownership associated with such shares owned by ITC.

 (14) The address for Mr. Santry is 5950 Berkshire Lane, Suite 1650, Dallas, Texas 75225.

 (15) 7,000 of Mr. Santry's shares are owned of record by Lakewood Financial Consultants, Inc., which is 99% owned by Mr. Santry. Includes beneficial ownership of 950,000 shares of common stock issuable upon exercise of stock options granted pursuant to the ATC Plans and 266,667 shares of common stock issuable upon exercise of stock options granted pursuant to the 1998 Plan.

 (16) Includes 747,957 shares subject to options exercisable within 60 days and 236,967 shares subject to a purchase option agreement with Thayer Equity for shares of common stock held by the Thayer Equity fund. Mr. McNeely has resigned from Aegis effective April 17, 2000 (see "Separation Agreements").

 (17) Includes beneficial ownership of 300,000 shares of common stock issuable upon exercise of stock options granted pursuant to the ATC Plans and 400,000 shares of common stock issuable upon exercise of stock options granted pursuant to the 1998 Plan. Mr. Waller resigned from Aegis effective March 31, 2000 (see "Separation Agreements").

 (18) Includes 100,000 shares of common stock purchased from Aegis (out of Aegis's unretired treasury shares) at the closing price on May 27, 1999, $1.03125, and 450,000 shares of common stock issuable upon exercise of stock options granted pursuant to the 1998 Plan and exercisable within 60 days.

 (19) Includes 200,000 shares of common stock issuable upon exercise of stock options granted pursuant to the 1998 Plan and exercisable within 60 days.

 (20) Mr. Allen is no longer employed by Aegis.

 (21) Subject to options exercisable within 60 days.

 (22) Includes beneficial ownership of 65,329,082 shares subject to warrants or options exercisable within 60 days and shares issuable upon conversion of convertible subordinated debt and convertible preferred stock as set forth in footnotes (3), (8), (11), (13), (15), (16), (17), (18), (19), (20) and
      (21) above.

    On December 10, 1999, we completed the sale of 46,750 shares of newly issued Preferred F senior voting convertible preferred stock to Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P., and Questor Side-by-Side Partners II 3(c)(1), L.P. for an aggregate purchase price of $46,750,000. This group of investors, who we refer to as the Questor Investors, obtained the funds used to acquire the Series F Preferred Stock through capital contributions by their partners. We used the net proceeds from the sale of the Preferred F Shares to repay outstanding bank debt and pay transaction expenses. As a result of the sale of the Series F Preferred Stock, on an as-converted basis and assuming a conversion price of $1.00 per share, the Questor Investors collectively own approximately 47% of the Company's issued and outstanding Common Stock and approximately 38% of the Company's fully diluted shares outstanding. The Preferred F Shares vote on an as-converted basis and represent approximately 47% of the voting equity stock as of March 30, 2000.

    At the special meeting of the Company's shareholders held on December 10, 1999, the following six Questor nominees were elected to the Board: Dean Anderson, Robert D. Denious, Henry L. Druker, Peter D. Fitzsimmons, Michael D. Madden and Kevin J. Prokop. The following six Thayer nominees were also elected to the Board: John R. Birk, Edward Blank, Frederic V. Malek, Stephen A. McNeely, Michael G. Santry and Paul G. Stern. Because previously existing shareholders continue to hold a majority of the issued and outstanding voting securities, and because under the terms of the Stockholders Agreement described below, a group of related investment funds we refer to as the Thayer Investors will have the right to nominate six of twelve directors, we neither confirm nor disclaim that a "change of control" occurred in connection with the Questor transaction.

STOCKHOLDERS AGREEMENT

    In the Questor transaction, the Questor Investors and the Thayer Investors signed a Stockholders Agreement, which provides that the Thayer Investors and the Questor Investors must satisfy a "right of first offer" to the other prior to a transfer of its shares to a third party. The Stockholders Agreement also provides that the Questor Investors and the Thayer Investors will provide each other with certain "tag-along" rights in the event of a sale or transfer of shares to a third party. Unless and until their respective ownership positions change substantially, the Thayer Investors and the Questor Investors are required to use their best efforts to vote all of their shares to elect and continue in office twelve directors, six of whom are designated by the Questor Investors and six of whom are designated by Thayer. The Questor Investors have designated (and the Board has nominated) Dean Anderson, Robert D. Denious, Henry
L. Druker, Peter D. Fitzsimmons, Kevin J. Prokop and David M. Wathen for election to the Board at the 2000 Annual Meeting of Stockholders, and the Thayer Investors have designated (and the Board has nominated) John R. Birk, Edward Blank, Frederic V. Malek, Michael G. Santry, Hugh E. Sawyer and Paul G. Stern.

    The Questor Investors also agreed that from and after the closing of the Questor transaction they would use their best efforts to cause their Board designees to abstain from voting on any Board action in connection with the optional redemption of the Preferred F Shares, which redemption may occur only after the fifth anniversary of such closing. Further, the Thayer Investors agreed that they would use their best efforts to cause their Board designees to abstain from voting on any Board action in connection with the repayment of the Promissory Note by and among IQI, Blank and the Blank Trust dated April 16, 1998 in the original aggregate principal amount of $1.0 million and the Promissory Note by and between IQI and Thayer Equity dated April 16, 1998 in the original principal amount of $2.0 million or the redemption or repurchase of any or all of either the Series D Preferred Stock or the Series E Preferred Stock. Additionally, each committee of the Board will be constituted so that the number of Questor designees and Thayer designees on any such committee is as nearly as possible in the same proportion as the number of Questor designees and Thayer designees on the entire Board.

    The Stockholders Agreement and the Bylaws also provides that certain major decisions will require the affirmative vote of not less than three-fourths of the directors of the Board. Those decisions consist of the following:

     1. Issuing shares, including any indebtedness convertible into shares, or any other form of equity in the Company or any subsidiary of the Company other than a) granting options to directors or employees of the Company pursuant to any incentive or other benefit plan adopted by the Board,
        b) issuing shares of Common Stock pursuant to the exercise of such options and c) issuing shares of Common Stock or any security, including any debt convertible into shares of Common Stock, or any other form of equity in the Company, in one or more offerings, where the aggregate purchase price for all such issuances does not exceed $500,000.

     2. Adoption of any stock-based employee benefit plan by the Company.

     3. Incurring debt or entering into guarantees for borrowed money (excluding trade payables) in excess of $2,500,000 in a 12-month period, subject to certain exceptions.

     4. Selling, leasing, pledging or granting a security interest or encumbrance in all or substantially all of the Company's or any subsidiary of the Company's assets, except in connection with the incurrence of indebtedness for borrowed money that does not involve a major decision under 3 above.

     5. Acquiring (whether through an asset purchase, merger, equity purchase or otherwise) any assets (excluding acquisitions of raw materials and supplies in the ordinary course of business) having a value, individually or in the aggregate for any series of related transactions, in excess of $2,000,000.

     6. Selling or otherwise disposing of any assets (excluding sales or other dispositions of inventory in the ordinary course of business) having a value, individually or in the aggregate for any series of related transactions, in excess of $2,000,000.

     7. Amending the By-laws or the Certificate of Incorporation of the Company.

     8. Any Change of Control Transaction (as defined in the Stockholders Agreement).

     9. Executing or delivering any assignment for the benefit of creditors of the Company.

    10. Filing any voluntary petition in bankruptcy or receivership with respect to the Company.

    11. Taking any action while there is a vacancy on the Board, including without limitation the filling of such vacancy.

COMPLIANCE WITH SEC REPORTING REQUIREMENTS

    Under the securities laws of the United States, our directors, executive officers, and any persons holding more than 10% of our outstanding Common Stock (collectively, "insiders") are required to report their initial ownership of Aegis Common Stock and any subsequent changes in their ownership to the Securities and Exchange Commission ("SEC" or the "Commission"). The SEC's rules require insiders to provide us with copies of all Section 16(a) reports that the insiders file with the Commission. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any failure to file by those dates. Based upon our review of copies of Section 16(a) reports that we received from insiders for their 1999 transactions and written representations that no such reports were required to be filed with the Commission, we believe that our insiders have complied with all Section 16(a) filing requirements applicable to them during 1999, except that Messrs. Birk, Flynn and Interdonato filed their initial statements of beneficial ownership on Form 3 after the due date, and Mr. Waller made a late filing of his statement of changes in beneficial ownership on Form 4 (which Form 4 covered one transaction), which was required to be filed on September 10, 1999.

HOW DO OUR BOARD AND ITS COMMITTEES WORK?

BOARD COMMITTEES AND MEETINGS

    Our business is managed under the direction of our Board of Directors. Our Board meets during the fiscal year to review significant developments and to act on matters requiring Board approval. The Board held twelve formal meetings and acted by unanimous written consent one time during the year ended December 31, 1999. Each of the current directors attended at least 75% of all meetings of the Board of Directors called during the time he served as a director and at least 75% of all meetings of each committee of the Board of Directors on which he served.

    Our Board has established an Operating Committee, an Audit Committee and a Compensation Committee to devote attention to specific subjects and to assist the Board in discharging its responsibilities. The functions of these committees are described below.

OPERATING COMMITTEE

    An Operating Committee was established by our Board in March 2000 and is comprised of Dean Anderson, John R. Birk, Henry L. Druker and Frederic V. Malek on a voting basis, and our Chief Executive Officer as a non-voting member. The Operating Committee is empowered to:

    - oversee and provide guidance to management regarding the general operations of the Company;

    - authorize the corporate seal to be affixed to all documents which may require it;

    - resolve issues and answer questions with respect to policies previously adopted by the full Board of Directors; and

    - make recommendations to the Board of Directors as to the declaration of dividends.

AUDIT COMMITTEE

    During 1999 prior to the completion of the Questor investment, the Audit Committee was comprised of Daniel H. Chapman (Chairman), Drew Lewis, David L. Malcolm and Frederic V. Malek. Messrs. Chapman, Lewis and Malcolm resigned from the board effective with the closing of the Questor transaction. The Audit Committee is now comprised of Peter D. Fitzsimmons (Chairman), Robert D. Denious and Mr. Malek. The Audit Committee is empowered to:

    - recommend to the Board a firm of certified public accountants to conduct audits of our accounts and affairs;

    - review our accounting objectives and procedures and the findings and reports of the independent certified public accountants; and

    - make such reports and recommendations to our Board as it deems appropriate.

    The Audit Committee met as a committee two times during 1999.

COMPENSATION COMMITTEE

    During 1999 prior to the completion of the Questor investment, the Compensation Committee was comprised of Dr. Paul G. Stern (Chairman), Frederic
V. Malek and Darryl D. Pounds. Mr. Pounds resigned from the board upon the closing of the Questor transaction. The Compensation Committee is now comprised of Dr. Stern (Chairman), Dean Anderson, Henry L. Druker and Mr. Malek. The Compensation Committee is empowered to establish and revise the compensation paid to all executive officers of Aegis, and has complete authority to:

    - construe, interpret and administer the provisions of the Aegis stock option plans and the provisions of option agreements granted thereunder;

    - select the key employees, consultants and directors to whom awards are granted, the number of options, the number of shares of Aegis Common Stock with respect to each option, the exercise price of each option, the vesting and exercise period of each option, and such other terms and conditions of each option, if any, that are not inconsistent with the provisions of Aegis's stock option plans;

    - prescribe, amend and rescind rules and regulations pertaining to the Aegis stock option plans; and

    - make all other determinations necessary or advisable for their implementation and administration.

    The Compensation Committee met five times and acted by unanimous written consent once during 1999.

    In the year 2000, any stock options granted to "named executive officers" will be approved by a subcommittee of the Compensation Committee comprised solely of Dr. Stern and Mr. Malek, in order to comply with the requirements of
Section 162(m) of the Internal Revenue Code. Any option granted to executive officers during the year will be ratified by the full Board to comply with the requirements of Section 16(b) under the Securities Exchange Act of 1934.

    The Aegis Board does not have a standing nominating committee or any other committee performing a similar function. The function customarily attributable to a nominating committee is performed by the Aegis Board as a whole.

HOW ARE BOARD MEMBERS PAID?

    We do not pay our directors fees for serving on the Board of Directors. Upon their initial election and as compensation for their service as a director, we grant each outside director non-qualified options to purchase 50,000 shares of Common Stock, which vest ratably over a three-year period. Although Mr. Birk receives a $150,000 annual salary as Chairman of the Board, in 1999 he also received a like grant of options to purchase 50,000 shares of Common Stock. We reimburse our directors for expenses they incur attending Board or committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION
  DECISIONS

    Dr. Paul G. Stern, Darryl D. Pounds and Frederic V. Malek served on our Compensation Committee during the fiscal year ended December 31, 1999. None of Dr. Stern, Mr. Pounds, nor Mr. Malek is a current officer or employee of Aegis. Mr. Pounds resigned from the board upon the closing of the Questor transaction. We have no executive officers who serve as a member of a board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

HOW DO WE PAY OUR EXECUTIVE OFFICERS?

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Our Compensation Committee oversees our compensation policy, approves salaries and annual bonuses for executive officers and administers our stock option plans.

COMPENSATION POLICY

    Our Compensation Committee's goals are:

    - to recruit, motivate, and retain qualified individuals who will enhance our stockholders' value, and

    - to recognize individual contributions and achievements while enabling individuals to share the risks and rewards of our overall performance.

    The Compensation Committee solicits input from our executive officers and evaluates compensation relative to competing businesses. Our key compensation components are competitive base salaries, annual cash performance bonuses and long-term equity incentives.

BASE SALARIES

    We target our executives' base salaries to those paid by competitive companies with similar growth and operations. The Compensation Committee also considers the executive's contribution to operating performance and profitability, the executive's role in developing and maintaining client relationships, and the executive's level and complexity of responsibility in determining annual base salaries and salary increases.

PERFORMANCE BONUSES

    Our Compensation Committee recommends to our Board cash performance bonuses annually based on an executive's performance relative to predetermined individual performance goals. Additionally, the Compensation Committee considers our overall financial performance, including whether the Company achieved targets for revenue and earnings before interest taxes depreciation and amortization ("EBITDA") when it determines the extent to which performance bonuses will be paid. Bonus potential ranges from 0% to 150% of base salary, based on the executive's level of responsibilities.

    During 1999, Aegis announced its intention to review its strategic alternatives, a process that ultimately resulted in the Questor transaction. Under this review, we contemplated not only the Questor transaction but alternatively a sale of the Company. Given the uncertainty that this process brought about and our anticipation that 1999 revenue and EBITDA targets (which determine performance bonuses) would not be met, the Board concluded that to ensure the retention of certain key employees that those employees should receive retention bonuses for having stayed with the Company at least through the end of the 1999 fiscal year. Given that the Company did not meet its revenue and EBITDA targets for 1999, these bonuses (paid to five executive officers in amounts ranging from $40,000 to $125,000) likely would not have been paid (or would have been smaller in amount) had we not gone through the strategic review process.

LONG-TERM EQUITY INCENTIVES

    Our Compensation Committee believes that equity-based long-term compensation directly links executive interests to enhancing shareholder value. We generally offer stock options to induce executives to accept employment. Grants generally vest over time and are subject to forfeiture. Our Compensation Committee establishes the number of shares granted and the exercise price and vesting period of each grant. The stock options granted generally have an exercise price equal to the fair market value of our Common Stock on the date of grant, thus rewarding the executive only if our Common Stock price appreciates above the price on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Based on the recommendation of our Compensation Committee, our Board set
Mr. McNeely's annual base compensation, at $350,000 per year. The Committee's recommendation was based, in part, on its assessment that this base salary is comparable to the base salary paid to the chief executive officers of companies of similar size and growth potential. Additionally, Mr. McNeely was eligible to receive annual bonus compensation of up to 100% of his base salary based on predetermined performance goals that the Compensation Committee establishes each year.

    Mr. McNeely's bonus compensation for 1999 depended on whether we achieved specified revenue and profitability targets and certain client business and internal operations development goals in 1999. The Company achieved some but not all of the performance objectives upon which Mr. McNeely's bonus compensation was based. Accordingly, Mr. McNeely's bonus compensation earned in 1999 was $100,000, or approximately 29% of his base salary.

    Submitted by the Compensation Committee of the Board of Directors.

        Dr. Paul G. Stern (Chairman)
       Dean Anderson
       Henry L. Druker
       Frederic V. Malek

SUMMARY COMPENSATION TABLE

    The following table describes the compensation earned by our Chief Executive Officer and our four other most highly compensated executive officers in 1999 (the "named executive officers").

                                                                                               LONG-TERM
                                                              ANNUAL COMPENSATION             COMPENSATION
                                                       ---------------------------------         AWARDS
                                                                                 OTHER        ------------     ALL
                                                                                 ANNUAL        SECURITIES     OTHER
                                             FISCAL     SALARY        BONUS     COMPEN-        UNDERLYING    COMPEN-
NAME AND PRINCIPAL POSITION                   YEAR        $             $       SATION $        OPTIONS      SATION $
---------------------------                 --------   --------      --------   --------      ------------   --------
STEPHEN A. MCNEELY........................    1999     350,000       100,000     12,000(1)            --      14,513(2)
  Chief Executive Officer                     1998     325,000       225,000     26,119(1)            --      15,236(2)
  and President                               1997     110,769(3)    100,000         --        1,121,936          --

RICHARD INTERDONATO.......................    1999     233,951(4)    125,000     85,000(5)       500,000          --
  Executive Vice President of                 1998          --            --         --               --          --
  Teleservices Operations and                 1997          --            --         --               --          --
  Chief Operations Officer

MATTHEW S. WALLER.........................    1999     225,000        75,000         --          100,000          --
  Former Executive Vice President             1998     225,000       110,750         --          300,000          --
  and Chief Financial Officer                 1997     164,567(6)     60,750         --          300,000          --

THOMAS J. FLYNN...........................    1999     190,000        47,500         --           50,000          --
  President of Elrick & Lavidge               1998      36,538(7)         --     25,000(8)        75,000          --
  Marketing Research division                 1997          --            --         --               --          --

ROBERT B. ALLEN...........................    1999     146,667            --         --               --          --
  Former Executive Vice President             1998     220,000        30,000         --               --          --
  of Sales and Marketing                      1997     210,833(9)     80,000         --          300,000          --

--------------------------

(1) Includes a $12,000 car allowance in 1999, and a $15,246 car allowance and $10,873 in relocation costs in 1998 paid by Aegis on Mr. McNeely's behalf. Mr. McNeely has resigned from Aegis effective April 17, 2000.

(2) Includes $14,513 in 1999 and $15,236 in 1998 paid for additional life insurance and long-term disability coverage and other perquisites paid to or on behalf of Mr. McNeely.

(3) The amount indicated is the salary paid to Mr. McNeely from the commencement of his employment with Aegis, on August 1, 1997, through December 31, 1997.

(4) The amount indicated is the salary paid to Mr. Interdonato from the commencement of his employment with Aegis, on March 9, 1999, through December 31, 1999.

(5) Includes $85,000 in relocation costs paid by Aegis on Mr. Interdonato's behalf.

(6) Mr. Waller joined Aegis as Chief Financial Officer on March 24, 1997. The amount indicated is the salary paid to Mr. Waller from the commencement of his employment with Aegis through December 31, 1997. Mr. Waller resigned from Aegis effective March 31, 2000.

(7) The amount indicated is the salary paid to Mr. Flynn from the commencement of his employment with Aegis, on October 21, 1998, through December 31, 1998.

(8) Includes $25,000 in relocation costs paid by Aegis on Mr. Flynn's behalf.

(9) The amount indicated is the salary paid to Mr. Allen from the commencement of his employment with Aegis, on January 6, 1997, through December 31, 1997. Mr. Allen is no longer employed by Aegis.

STOCK OPTION PLANS

    On July 9, 1998, Aegis Communications Group, Inc. ("Aegis"), formerly known as ATC Communications Group, Inc. ("ATC"), completed the acquisition of IQI, Inc., a New York corporation ("IQI").

    In November 1996, IQI established its 1996 Incentive Stock Option Plan. The IQI Plan provided for the award of incentive stock options to directors, officers, key employees and members of Thayer's Advisory Board. The IQI Plan was administered by a compensation committee, as established by IQI's board of directors. IQI reserved 3,929,774 shares of common stock for issuance under the IQI Plan.

    Prior to the merger with IQI, our shareholders approved two stock option plans, which provided for the granting of options to purchase up to 5,000,000 shares of our Common Stock to key employees, officers and directors. When we completed the merger with IQI, options to purchase 4,447,000 shares of Common Stock granted pursuant to these two plans were outstanding.

    In September 1998, we adopted the Aegis Communications Group, Inc. 1998 Stock Option, which allows us to grant options to purchase up to a maximum of 7,500,000 shares of Common Stock to key employees, officers and directors. These options are generally exercisable for 10 years from the date of the grant, subject to vesting schedules. We may grant options under this plan at any time prior to September 2008. Because we have the 1998 Plan, we do not intend to grant any future options to purchase shares of Common Stock pursuant to the IQI Plan or our two older Company Plans.

OPTION GRANTS AND HOLDINGS

1999 OPTION GRANTS

    We made the following grants of stock options to our "named executive officers" in 1999.

                                                                                       POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED
                                  NUMBER OF     % OF TOTAL                             ANNUAL RATES OF STOCK
                                  SECURITIES     OPTIONS                              PRICE APPRECIATION FOR
                                  UNDERLYING    GRANTED TO                               OPTION TERM(1)(2)
                                   OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   -----------------------
NAME                               GRANTED     FISCAL YEAR     PRICE        DATE          5%          10%
----                              ----------   ------------   --------   ----------   ----------   ----------
Richard Interdonato.............   300,000         21.6%       $0.91       3/25/09     $170,981     $433,299
                                   100,000          7.2%       $0.97       8/17/09     $ 60,924     $154,394
                                   100,000          7.2%       $1.13      12/20/09     $ 70,751     $179,296

Matthew S. Waller(3)............   100,000          7.2%       $0.97       8/17/09     $ 60,924     $154,394

Thomas J. Flynn.................    50,000          3.6%       $0.97       8/17/09     $ 30,462     $ 77,197

------------------------

(1) Potential realizable value is based on the assumption that the Company's Common Stock price appreciates at the annual rate shown (compounded annually) from the date of the grant until the end of the option term. The amounts have been calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, a named executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise). Accordingly, there is no assurance that the value will be realized will be at or near the potential realizable value as calculated in this table.

(2) These options have a term of 10 years from the date of grant.

(3) Mr. Waller resigned from Aegis effective March 31, 2000.

1999 YEAR-END OPTION VALUES

    The following table sets forth certain information with respect to the shares underlying unexercised options held as of December 31, 1999, by our "named executive officers."

                                               NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                              UNDERLYING UNEXERCISED              "IN-THE-MONEY" OPTIONS
                                          OPTIONS AS OF DECEMBER 31, 1999       AS OF DECEMBER 31, 1999(1)
                                         ---------------------------------   ---------------------------------
NAME                                     EXERCISABLE         UNEXERCISABLE   EXERCISABLE         UNEXERCISABLE
----                                     -----------         -------------   -----------         -------------
Stephen A. McNeely(2)..................     747,957              373,979      $      --             $    --
Matthew S. Waller(3)...................     700,000                   --      $      --             $    --
Richard Interdonato....................     100,000              400,000      $      --             $18,750
Thomas J. Flynn........................      25,000              100,000      $      --             $    --

------------------------

(1) Based on the closing price per share of the Common Stock on December 31, 1999, as reported by the NASD's Electronic Over-the-Counter Bulletin Board, which was $0.96875, less the exercise price payable for such shares.

(2) Mr. McNeely has resigned from Aegis effective April 14, 2000 (see "Separation Agreements").

(3) Mr. Waller resigned from Aegis effective March 31, 2000 (see "Separation Agreements").

EMPLOYMENT AGREEMENTS

    JOHN R. BIRK entered into an employment agreement effective May 28, 1999, pursuant to which he serves as Chairman of the Board of the Company. Under the employment agreement, Mr. Birk is entitled to receive a minimum annual base salary. Mr. Birk's options vest immediately in the event of a change in control (as defined in the option agreement) of the Company or upon his removal as Chairman (as defined in his employment agreement). The Questor Transaction did not result in a change in control for purposes of his option agreement.
Mr. Birk also has incidental registration rights with respect to 100,000 shares of Common Stock he purchased from the Company when he was elected Chairman of the Board.

    HUGH E. SAWYER entered into an employment agreement, effective April 17, 2000, pursuant to which he will serve as President and Chief Executive Officer of the Company commencing on that date. Under the employment agreement, Mr. Sawyer is entitled to receive a minimum annual base salary, a signing bonus and an incentive bonus based upon certain financial performance targets of the Company. The employment agreement provides for the payment to Mr. Sawyer of up to twenty-four months' salary as severance compensation if the Company terminates Mr. Sawyer's employment without cause or in certain other employment related events (as detailed in the employment agreement). Mr. Sawyer also agreed to purchase from the Company 83,000 shares of the Company's Common Stock at a price per share of $1.812, or $150,396 total. In connection with the employment agreement, the Company also granted Mr. Sawyer two options to purchase up to 1,500,000 shares each, or 3,000,000 shares in the aggregate, at $1.812 per share. One option (the "time-based option") vests in three installments of 500,000 shares each on April 17, 2001, April 17, 2002 and April 17, 2003. The time-based options vest immediately in the event of a change in control of the Company or a termination of Mr. Sawyer's employment without cause (as each is defined in the option agreement). The other option (the "performance option") vests in increments of 333,333 shares depending on the percentage level of internal rate of return that the Questor Investors recognize upon a liquidation event, and if such options have not otherwise vested by such date and Mr. Sawyer is still serving as President and Chief Executive Officer of the Company, the options vest on October 17, 2009. The performance option also vests immediately in the event of a termination without cause or in certain other employment related events (as detailed in the option agreement). The performance option grant is subject to stockholder approval of the amendment to the 1998 Stock Option Plan regarding the increase in the annual limit on the number of options that may be granted to an individual executive officer (see
"Proposal 2").

    STEPHEN A. MCNEELY entered into an employment agreement effective June 11, 1997, pursuant to which he has served as President and Chief Executive Officer of the Company. Mr. McNeely has resigned as President and Chief Executive Officer effective April 17, 2000. Under the employment agreement, Mr. McNeely was entitled to receive an annual base salary and an incentive bonus based upon certain financial performance targets of the Company. The employment agreement provided for the payment to Mr. McNeely of one and one half times his base annual compensation if the Company terminated Mr. McNeely's employment after a change in control (as defined in the employment agreement) of the Company.
Mr. McNeely's options vest immediately in the event of a change in control (as defined in the option agreement) of the Company. The Questor Transaction did not result in a change in control for purposes of this employment agreement.
Mr. McNeely and the Company are negotiating the terms of his separation agreement.

    MATTHEW S. WALLER entered into an employment agreement effective March 24, 1997, pursuant to which he served as Chief Financial Officer of the Company until March 31, 2000. Under the employment agreement, Mr. Waller was entitled to receive an annual base salary and an incentive bonus based upon certain financial performance targets of the Company. The employment agreement provided for the payment to Mr. Waller of one times his annual compensation if the Company terminated Mr. Waller's employment without cause (as defined in the employment agreement) or in the event that he were terminated after a change in control (as defined in the employment agreement) of the Company. Mr. Waller's options vest immediately in the event of a change in control (as defined in the employment agreement) of the Company. The Questor Transaction did not result in a change in control for purposes of this employment agreement. In
September 1999, Mr. Waller and the Company entered into the severance agreement described below.

    RICHARD INTERDONATO entered into a one-year employment agreement effective March 9, 1999, pursuant to which he serves as Chief Operating Officer of the Company. Under the employment agreement, Mr. Interdonato received an annual base salary and an incentive bonus based upon certain financial performance targets of the Company. The employment agreement provided for the payment to Mr. Interdonato of one times his base annual compensation and prior year bonus if the Company terminated Mr. Interdonato's employment without cause (as defined in the employment agreement) or in the event that he was terminated after a change in control (as defined in the employment agreement) of the Company prior to March 9, 2000. Mr. Interdonato's options vest immediately in the event of a change in control (as defined in the option agreement) of the Company. The Questor Transaction did not result in a change in control for purposes of this employment agreement.

    DONALD L. JONES entered into an employment agreement effective March 2, 2000, pursuant to which he serves as Executive Vice President, Sales and Marketing of the Company. Under the employment agreement, Mr. Jones receives a minimum annual base salary and an incentive bonus based upon certain financial performance targets of the Company. The employment agreement provides for the payment to Mr. Jones of one times his base annual compensation if the Company terminates Mr. Interdonato's employment without cause (as defined in the employment agreement) or in the event that he is terminated after a change in control (as defined in the employment agreement). Mr. Jones's options also vest immediately in the event of a change in control (as defined in the option agreement) of the Company or in the event that he is terminated after a change in control (as defined in the option agreement).

SEPARATION AGREEMENTS

    MATTHEW S. WALLER entered into a separation agreement in September 1999, pursuant to which Mr. Waller agreed to continue working full-time for the Company as its Chief Financial Officer through December 31, 1999, and resigned as a director effective as of the election of the new slate of directors at the Special Meeting of Shareholders on December 10, 1999. From January 1, 2000 through March 31, 2000, Mr. Waller agreed to work part-time for the Company, with primary responsibility to complete the Company's 1999 audit. Mr. Waller is entitled to receive severance compensation equal to his annual base salary payable in accordance with the Company's usual payroll practices through December 31, 2000. In addition, Mr. Waller's stock option expiration date was extended to December 31, 2001. The Company also agreed to provide Mr. Waller with continued health benefits and executive support through December 31, 2000.

    STEPHEN A. MCNEELY and the Company are negotiating the terms of a separation agreement. Mr. McNeely has resigned as President, Chief Executive Officer and a Director of the Company effective April 17, 2000. The Company expects
Mr. McNeely to continue serving as a Senior Consultant to the Company through December 31, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    As of February 29, 2000, Michael G. Santry, one of our directors, owed the Company approximately $2.0 million, including accrued interest, under a secured promissory note dated September 16, 1997. The note is secured by 7,000 shares of Aegis Common Stock and options to purchase 1,750,000 shares of our Common Stock held by Mr. Santry and additional collateral pledged by Mr. Santry in June 1999 when the maturity date of the note was extended to March 31, 2000 and the note's annual rate of interest was raised from 6% to 7%. We currently anticipate extending the term of the loan until March 31, 2001. Reported interest income from the receivable amounted to approximately $27,085 in 1999.

    Aegis provides services to certain clients, including its most significant client, who, directly or through affiliates, have non-controlling ownership interests in Thayer Equity. In addition, Aegis provides services to certain clients, who, directly or through affiliates, have non-controlling ownership interests in Questor.

    Aegis leases space in a building owned by an affiliate of the Company. During the year ended December 31, 1999, total rent expense related to this space and additional space leased from this affiliate amounted to approximately $262,000.

    In connection with the merger with IQI, the Thayer Investors provided the Company with $6.8 million in subordinated indebtedness due August 31, 2003, bearing interest at a 12% annual rate as well as a guarantee for $2.0 million in bridge financing to assist in funding the Company's working capital needs. In connection with the guarantee, and for additional consideration of $110,000, the Company issued to Thayer warrants to purchase 1,100,000 shares of the Company's Common Stock at an exercise price of $1.96 (the "First Warrant").

    Prior to the merger with IQI, on July 2, 1998, the Company received an additional financing commitment from Thayer and certain other shareholders of IQI. Under the commitment, the Thayer-led group agreed to lend the Company, at its election, up to an additional $4.0 million in subordinated indebtedness at any time within 90 days after the merger. As of October 23, 1998, the Company had drawn the full commitment amount of $4.0 million. In connection with this commitment and effective upon the merger, the Company issued the Thayer-led group additional warrants to purchase up to 350,000 shares of the Company's Common Stock at an exercise price of $2.375 per share and provided certain anti-dilution protection (the "Second Warrant"). This indebtedness is convertible into the Company's Common Stock at a conversion price of $2.375 per share. This debt is in addition to, and on the same basic terms as, the subordinated debt that Thayer had previously loaned to the Company.

    On March 30, 1999, Thayer Equity provided the Company with approximately $5.7 million in additional subordinated indebtedness. Approximately one-half of the proceeds from this financing were used to pay down bank debt and the remainder for working capital purposes. The additional indebtedness is convertible into the Company's Common Stock at a conversion price of $1.15 per share. This debt is in addition to, and on the same basic terms as, the subordinated debt that Thayer Equity had previously loaned to the Company.

    In an effort to reduce debt and improve the Company's balance sheet, effective June 30, 1999, the Thayer-led group agreed to convert approximately $12.1 million of its subordinated debt into two new series of convertible preferred stock. The 77,300 shares of new Series D Preferred Stock ($.01 par value per share, $100 per share liquidation preference) are convertible into Company Common Stock at $2.00 per share, and the 44,018 shares of new Series E Preferred ($.01 par value per share, $100 per share liquidation preference) are convertible into Company Common Stock at $2.375 per share. Both series earn cumulative dividends (payable-in-kind in additional shares of the respective series of preferred stock) at the annual rate of 15%, and are non-voting except on specified matters. In consideration of the conversion of the subordinated debt into preferred stock, the Company issued the Thayer-led group warrants to purchase an additional 1,000,000 shares of Company Common Stock (the "Third Warrant") at $0.90625 per share, the closing price of such stock on the date the debt was converted into equity.

    On December 17, 1997, IQI issued warrants to Ed Blank to purchase 25,403 shares for $808,600 and 6,013 shares for $191,400, both of which were converted upon the merger with IQI into warrants to purchase 306,347 shares of Company Common Stock at an exercise price of $3.26 per share (the "Fourth Warrant").

    Paul G. Stern and Frederic V. Malek, each directors of the Company, are partners in and/or advisors to Thayer Equity.

    Henry L. Druker, Michael D. Madden, Peter D. Fitzsimmons, Robert D. Denious, Dean Anderson and Kevin J. Prokop, all of whom are on our Board of Directors, and David M. Wathen, a nominee for director, are employees of Questor Management or one of its affiliates.

    As previously noted, on December 10, 1999, we completed the sale of 46,750 shares of newly issued Series F Preferred Stock to the Questor Investors for $46,750,000 in cash. The Company used this money to repay outstanding bank debt and pay transaction expenses, including a $1.7 million transaction fee to Questor Management Company, an affiliate of the Questor Investors. The Series F Preferred Stock votes on an as-converted basis and represents approximately 47% of our voting equity stock. In that transaction, the Questor Investors and the Thayer Investors signed a Stockholders Agreement that we have described earlier in this Proxy Statement.

    In addition, we granted the Questor Investors certain registration rights with respect to the shares of Common Stock underlying the Series F Preferred Stock. We agreed that, upon written request from the holders of more than 50% of the Series F Preferred Stock, we would file and cause to become effective one registration on a form other than Form S-3 and up to three registrations on Form S-3 covering the Common Stock issued or issuable upon exercise or conversion of the Series F Preferred Stock held by the Questor Investors. The Questor Investors may require a "shelf" registration that would remain effective for at least one year. The Company further agreed to provide the Questor Investors with certain "incidental", or "piggyback" registration rights, subject to rights of the Company's underwriters to "cut back" the number of shares to be included in such registrations. At the same time the Company granted these rights to the Questor Investors, the Company also granted the same rights to the Thayer Investors. Previously, the Company had granted the Thayer Investors certain demand and piggyback registration rights, but with respect only to certain shares issued in the subordinated debt and warrant transactions described above. The new grant extends these rights to all shares of Common Stock held by the Thayer Investors, including shares issued in connection with the merger with IQI.

                         STOCK PRICE PERFORMANCE GRAPH

    The following graph compares the cumulative total shareholder return on our Common Stock over the five year period ended December 31, 1999 as compared with the cumulative total return of a broad equity market index, the Nasdaq Market Index, and a Peer Group Index. The Peer Group consists of ACI
Telecentrics, Inc., APAC Customer Services, Inc., Convergys Corp., ICT
Group, Inc., National TechTeam, Inc., Precision Response Corp., RMH Teleservices, Inc., Sitel Corp., Sykes Enterprises, Inc., TeleTech
Holdings, Inc., TeleSpectrum Worldwide, Inc. and West TeleServices Corp. We weighted the total shareholder return for each company in the Peer Group according to the company's stock market capitalization. This graph assumes an investment of $100 on July 1, 1994 in each of Aegis Common Stock, the Nasdaq Market Index and the Peer Group Index, and assumes reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            AEGIS COMMUNICATIONS  PEER GROUP INDEX  NASDAQ MARKET INDEX
6/30/1994                 100.00            100.00               100.00
6/30/1995                 105.56             92.55               117.28
6/28/1996                 583.33            371.08               147.64
6/30/1997                 213.89            285.57               177.85
6/30/1998                 116.67            152.63               235.75
12/31/1998                 36.11            135.77               276.21
12/31/1999                 43.05            241.56               487.16

                                                                  FISCAL YEAR ENDING
                                      --------------------------------------------------------------------------
COMPANY/INDEX/MARKET                  6/30/94    6/30/95    6/30/96    6/30/97    6/30/98    12/31/98   12/31/99
--------------------                  --------   --------   --------   --------   --------   --------   --------
Aegis Communications................   100.00     105.56     583.33     213.89     116.67      36.11      43.05
Peer Group Index....................   100.00      92.55     371.08     285.57     152.63     135.77     241.56
Nasdaq Market Index.................   100.00     117.28     147.64     177.85     235.75     274.02     483.30

OTHER MATTERS

    We know of no other matters, other than what we have described, that will be presented at the Annual Meeting. If, however, other matters or proposals are presented and properly come before the meeting for action, the proxy holders intend to vote all proxies in accordance with their best judgment.

ANNUAL REPORTS

    Our 1999 Annual Report to Stockholders, including our Annual Report on
Form 10-K (excluding exhibits), is being mailed together with this Proxy Statement. Such report should not be considered as part of the proxy materials.

    PLEASE DATE, SIGN AND RETURN THE PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. WE WOULD APPRECIATE THE PROMPT RETURN OF YOUR PROXY, AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                          By Order of the Board of Directors,
                                          /s/ Jerry L. Sims, Jr.
     ---------------------------------------------------------------------------
                                          Jerry L. Sims, Jr.,
                                          SECRETARY

Irving, Texas
April 14, 2000

                                    ANNEX A

TAX INFORMATION ABOUT OUR 1998 STOCK OPTION PLAN

    The following general description of federal income tax consequences is based upon current statutes, regulations and interpretations and does not purport to be complete. You should refer to the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). There also may be state, local and foreign income tax consequences applicable to transactions involving stock options. In addition, the following description does not address specific tax consequences applicable to an individual participant who receives an incentive stock option and does not address special rules that may be applicable to directors and officers.

    Stock Options. Under existing federal income tax provisions, a participant who receives stock options will not normally realize any income, nor will we normally receive any deduction for federal income tax purposes, upon the grant of a stock option.

    When a nonqualified stock option granted pursuant to our 1998 Stock Option Plan is exercised, the option holder generally will realize ordinary income (compensation) measured by the difference between the aggregate purchase price of the common stock purchased and the aggregate fair market value of our common stock on the exercise date. We generally will be entitled to a deduction in the year the option is exercised equal to the amount the option holder is required to treat as ordinary income. Any taxable income recognized in connection with a nonqualified stock option exercised by an option holder who is also one of our employees will be subject to tax withholding by us. The basis for determining gain or loss upon a subsequent sale of common stock acquired upon the exercise of a nonqualified stock option will be the purchase price paid to us for the common stock increased by an amount included in the option holder's taxable income resulting from the exercise of such option. The holding period for determining the maximum tax rate applicable to gain on such disposition begins on the date on which the option holder acquires the common stock.

    An employee generally will not recognize any income upon the exercise of an incentive stock option, but the exercise may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided that the employee does not sell such stock within two years from the date of grant or one year from the date of exercise of the incentive stock option (the "Required Holding Periods"). An employee who sells his or her shares before the expiration of the Required Holding Periods will recognize ordinary income equal to the lesser of (i) the difference between the option price and the fair market value of the stock on the date of exercise, or (ii) the total amount of gain realized. The maximum federal income tax rate on the remaining gain or loss generally depends on how long the shares are held. We will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the common stock received upon exercise before the expiration of the Required Holding Periods.

    THIS SUMMARY OF THE EFFECT OF THE FEDERAL INCOME TAX UPON THE PARTICIPANTS IN THE PLAN DOES NOT PURPORT TO BE COMPLETE, AND IT IS RECOMMENDED THAT THE PARTICIPANTS CONSULT THEIR OWN TAX ADVISORS FOR COUNSELING. THE TAX TREATEMENT UNDER FOREIGN, STATE OR LOCAL LAW IS NOT COVERED IN THIS SUMMARY.

           PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                        AEGIS COMMUNICATIONS GROUP, INC.

       PROXY                                                        PROXY

       BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS AT
            THE GRAPEVINE CONVENTION CENTER, 1209 SOUTH MAIN STREET
                             GRAPEVINE, TEXAS 76051

The undersigned stockholder of Aegis Communications Group, Inc. (the "Company") hereby appoints John R. Birk and Jerry L. Sims, Jr., or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any postponement(s) or adjournment(s) thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO PROPOSALS NOS. 1, 2 AND 3, THIS PROXY WILL BE VOTED "FOR" SUCH ITEMS. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN PROPOSAL NO. 4. THIS PROXY IS REVOCABLE AT ANY TIMEBEFORE IT IS EXERCISED.

By executing this Proxy, you acknowledge receipt of the Company's Annual Report and Notice of Meeting and Proxy Statement, dated April 14, 2000.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                        AEGIS COMMUNICATIONS GROUP, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY   /X/

1.   ELECTION OF DIRECTORS.

     The nominees for the Aegis Board are Dean Anderson, John R. Birk, Edward Blank, Robert D. Denious, Henry L. Druker, Peter D. Fitzsimmons, Frederic
     V. Malek, Kevin J. Prokop, Michael G. Santry, Hugh E. Sawyer, Paul G. Stern and David M. Wathen.

     FOR         WITHHOLD       FOR ALL
     ALL         ALL            (EXCEPT NOMINEE(S) WRITTEN BELOW)
     /  /1       /  /2          /  /3

     (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name here):

     ---------------------------------------------------------------------------

2. APPROVAL OF AN AMENDMENT TO THE COMPANY'S 1998 STOCK OPTION PLAN TO INCREASE THE NUMBER OF OPTIONS AVAILABLE FOR GRANT UNDER THE PLAN AND INCREASE THE ANNUAL LIMIT ON THE NUMBER OF OPTION SHARES ISSUABLE TO AN INDIVIDUAL EXECUTIVE OFFICER UNDER THE PLAN.

     FOR         AGAINST        ABSTAIN
     / /4        /  /5          /  /6

3. RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS AEGIS' INDEPENDENT AUDITORS FOR THE 2000 FISCAL YEAR.

     FOR         AGAINST        ABSTAIN
     / /7        / /8           /  /9

4. ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING; HEREBY REVOKING ANY PROXY OR PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED.

Dated:   _______________________

Signature(s):
                  --------------------------------------------------------------

                  --------------------------------------------------------------
                  Please sign exactly as your name(s) appears hereon. Joint owners should each sign personally. If signing in fiduciary or representative capacity, give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

         YOUR VOTE IS IMPORTANT! PLEASE VOTE, SIGN, DATE AND MAIL TODAY.

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET! QUICK * EASY * IMMEDIATE
* AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

Aegis Communications Group, Inc. encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, this year you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

TO VOTE BY PHONE        --------------------------------------------------------
                        | Call toll-free 1-877-276-6004 in the United States
                        | or Canada any time on a touch tone telephone.  There
                        | is NO CHARGE to you for the call.
                        |
                        | Enter the 6-digit Control Number located above.
                        |
                        | Option #1: To vote as the Board of Directors
                        |            recommends on ALL proposals:  Press 1
                        |
                        |            When asked, please confirm your vote by
                        |            pressing 1
                        |
                        | Option #2: If you choose to vote on each proposal
                        |            separately, press 0 and follow the simple
                        |            recorded instructions.
                        |-------------------------------------------------------

TO VOTE BY INTERNET     --------------------------------------------------------
                        | Go to the following website:
                        |
                        | www.harrisbank.com/wproxy
                        |
                        | Enter the information requested on your computer
                        | screen, including your 6-digit Control Number
                        | located above.
                        |
                        | Follow the simple instructions on the screen.
                        |-------------------------------------------------------

If you vote by telephone or the Internet, DO NOT mail back the proxy card. THANK YOU FOR VOTING!